Exhibit 4.2
Execution Copy

AMENDMENT NO. 2

dated as of December 9, 2005

by and between
ZIX CORPORATION

and
AMULET LIMITED

Relating to
AMENDED AND RESTATED
CONVERTIBLE NOTE DUE 2005-2008
and
AMENDED AND RESTATED
COMMON STOCK PURCHASE WARRANT

ZIX CORPORATION
AMENDMENT NO. 2
Relating to
AMENDED AND RESTATED
CONVERTIBLE NOTE DUE 2005-2008
and
AMENDED AND RESTATED
COMMON STOCK PURCHASE WARRANT

-i-

Schedule 3.1	Information Related to Section 3.4 of Amendment No. 1
Exhibit A	Share Redemption Notice
Exhibit B	Share Redemption Notice

-ii-

AMENDMENT NO. 2
     THIS AMENDMENT NO. 2, dated as of December 8, 2005 (this “Agreement”), by and between ZIX CORPORATION, a Texas corporation (the “Company”), and AMULET LIMITED, a Cayman Islands exempt company (the “Purchaser”), amends the AMENDED AND RESTATED CONVERTIBLE NOTE DUE 2005-2008 in the original principal amount of $10,000,000 issued by the Company (the “Note”), the AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, (the “Registration Rights Agreement”) and the PURCHASE AGREEMENT (such capitalized term and all other capitalized terms used herein having the respective meanings provided herein).
W I T N E S S E T H:
     WHEREAS, the Company and the Purchaser have previously executed and delivered, one to the other, the Purchase Agreement and the Registration Rights Agreement, and the Company has issued the Note to the Purchaser;
     WHEREAS, the Company and the Purchaser wish to amend certain terms of the Note and to confirm the meaning of certain provisions of the Registration Rights Agreement, upon the terms and subject to the conditions of this Agreement;
     NOW THEREFORE, in consideration of the premises and the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions.
     1.1 As used in this Agreement, the terms “Agreement”, “Company”, “Note”, “Registration Rights Agreement” and “Purchaser” shall have the respective meanings assigned to such terms in the introductory paragraph of this Agreement.
     1.2 Capitalized terms used in this Agreement and not defined in this Agreement shall have the respective meanings provided in the Note or if not defined in the Note, as defined in the Registration Rights Agreement and if not defined in the Note or the Registration Rights Agreement, as defined in the Purchase Agreement.

     1.3 All the agreements or instruments herein defined shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Agreement.
     1.4 The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Amendment No. 1” means Amendment No. 1 to Purchase Agreement, dated as of April 13, 2005, by and between the Company and the Purchaser.
     “Amendment Underlying Shares” means any shares of Common Stock issued upon a Share Redemption of the Note pursuant to the terms of the Note that are added by this Agreement.
     “Effective Time” means the date on which and time at which the Company and the Purchaser execute and deliver this Agreement, one to the other.
     “First Registration Statement” means the Company’s Registration Statement on Form S-3, Registration No. 333-120548, ordered effective by the SEC on February 3, 2005.
     “Holder” shall have the meaning provided in the Registration Rights Agreement.
     “Other Agreement” means the Amendment No. 2, dated as of the date hereof, between the Company and the holder of the Other Note relating to, among other things, amendment of the Other Note.
     “Purchase Agreement” means the Purchase Agreement, dated as of November 1, 2004, by and between the Company and the Purchaser, as amended by Amendment No. 1.
     “Second Registration Statement” means the Company’s Registration Statement on Form S-3, Registration No. 333-124318, ordered effective by the SEC on July 20, 2005.
     2. Amendments and Confirmation. The following amendments in Section 2.1 shall become effective at the Effective Time.
     2.1 Partial Redemption of the Note. As contemplated by Section 2(d)(2) of the Note, on or before December 9, 2005, the Company shall redeem the remaining $1,950,687.00 outstanding principal amount of the principal installment of the Note scheduled to be due on November 2, 2008. The Redemption shall be effected in two tranches and the Share Redemption Notices for each such redemption are attached hereto as Exhibit A and Exhibit B. Notwithstanding the period specified in the Note for the giving of Redemption Notices, the Purchaser agrees to accept the Share Redemption Notices attached hereto. Solely for purposes of permitting the Company to give the attached Share Redemption Notices, and not for purposes of otherwise relieving the Company of its obligation to comply, or the Purchaser’s rights under, the following provisions of the Note, the Purchaser hereby also waives the following additional requirements related to such redemption:
     (a) Section 2(c)(1)(C) of the Note regarding the availability of the Registration Statement for use by the Purchaser; and
     (b) Section (3)(o)(2) of the Note as to reporting the Share Redemptioncompleted on December 1, 2005 so long as the Company reports the information specified in such Section 3(o)(2) in the Current Report on Form 8-K filed by the Company as required by Section 6.3.
     2.2 Confirmations Regarding Registration Rights Agreement. The Company acknowledges and agrees, for the benefit of the Purchaser and its transferee or transferees under the Registration Rights Agreement, that in case the Purchaser transfers Registrable Securities to a Holder in a transaction not covered by a Registration Statement and in accordance with Section 7(c) of the Registration Rights Agreement the Purchaser assigns rights under the Registration Rights Agreement to such Holder and such Holder agrees in writing to be bound by the Registration Rights Agreement,
     (a) such Registrable Securities shall be Additional Registrable Securities for purposes of the Registration Rights Agreement, and such Holder shall be entitled to registration rights with respect to such Registrable Securities pursuant to Section 2(a)(ii) of the Registration Rights Agreement; and
     (b) in case the Purchaser so assigns its rights in part, notwithstanding that such Holder agrees in writing to be bound by the Registration Rights Agreement, thereafter for all purposes the Purchaser and such Holder shall be deemed to be parties to two separate Registration Rights Agreements with the Company, which shall mean, among other things, that any consent under or waiver or amendment of one of such Registration Rights Agreements may be made by the Company and the holder of Registrable Securities party to such Registration Rights Agreement without the holder of Registrable Securities party to such other Registration Rights Agreement having any rights in respect of such consent, waiver or amendment relating to the first such Registration Rights Agreement.

     2.3 Concerning the Purchase Agreement, the Security Agreement and the Warrants. On November 23, 2005 the Company gave the Purchaser a Maximum Share Amount Notice. Notwithstanding the provisions of Section 6.16 of the Purchase Agreement and the provisions of the Security Agreement, the Company and the Purchaser agree as follows:
     (a) The Company shall seek, and use its best efforts to obtain, the Stockholder Approval by May 1, 2006, rather than by the date that is 60 days after the Maximum Share Amount Notice Date for such Maximum Share Amount Notice.
     (b) The Purchaser’s right to require redemption of the Note during the 30-day period otherwise provided for in Section 6.16(b)(2) of the Purchase Agreement in respect of such Maximum Share Amount Notice shall be tolled until the earlier of (1) May 1, 2006 and (2) the date on which the stockholder meeting is held (the “Redemption Right Date”), with the result that the Purchaser’s right to require redemption of the Note pursuant to Section 6.16(b)(3) of the Purchase Agreement shall be a right to require such redemption, whether or not the Company obtains Stockholder Approval, and such right may be exercised commencing on the Redemption Right Date.
     (c) Notwithstanding Section 15(c)(6) of the Security Agreement, upon the later of (x) December 30, 2005 and (y) the date on which the Company has by Share Redemption or cash redemption reduced the aggregate outstanding principal amount of the Notes to $10,000,000 or less, the Company shall be entitled to release of all cash Collateral in excess of $7,936,405.20 upon the Company’s request therefor in accordance with Section 15(c) of the Security Agreement and satisfaction of the other requirements of Section 15(c) of the Security Agreement. Thereafter, until such time as no Maximum Share Amount Deficiency exists, if the aggregate outstanding principal amount of the Notes is reduced below $10,000,000 the Company shall be entitled, upon its request and the satisfaction of the requirements of Section 15(c) of the Security Agreement other than Section 15(c)(6) of the Security Agreement, to release of cash Collateral in excess of the lesser of (x) $7,936,405.20 and (y) the aggregate outstanding principal amount of the Notes. If no Maximum Share Amount Deficiency exists, then the provisions of Section 15(c) of the Security Agreement, without regard to the foregoing provisions of this Section 2.3(c), shall once again be in effect. The Purchaser hereby consents to the release of $2,063,594.80 of Collateral pursuant to Section 15(e) of the Security Agreement in order to allow the payment of the cash portion of redemption consideration on the Other Note.
     (d) Notwithstanding Section 15(c)(6) of the Security Agreement, until the earlier of (x) the date no Maximum Share Amount Deficiency exists and (y) April 30, 2006, the Company shall be entitled, upon its request and the satisfaction of the requirements of Section 15(c) of the Security Agreement other than Section

15(c)(6) of the Security Agreement, to release of cash Collateral equal to the funds held in the Collateral Account attributable to interest on the cash Collateral otherwise required to be maintained and held pursuant to the Security Agreement. If no Maximum Share Amount Deficiency exists, then the Company’s right to release of cash Collateral consisting of interest earned on the cash Collateral in the Collateral Account shall revert to the provisions of Section 15(c) of the Security Agreement, without regard to this Section 2.3(e).
     (e) The Company represents and warrants that Rodman & Renshaw has amended its agreement with the Company such that the portion of the Maximum Share Amount previously allocated to the warrants to purchase 166,667 shares of Common Stock issued to Rodman & Renshaw is now available for the issuance of shares upon conversion of the Note and the Other Note and exercise of the Warrants, the Redemption Warrants and the warrants issued or issuable by the Company in connection with the Other Note.
     (f) As provided in Section 8(f) of the Warrant, the redemption of the Note provided for in Section 2.1 of this Agreement shall be treated as a Share Redemption but in lieu of the number of shares of Common Stock determined under Section 8(f) of the Warrant that would be repriced by reason thereof, the Purchase Price under and as defined in the Warrant shall be reduced to $1.44 for 98,277 shares of Common Stock issuable upon exercise of the Warrant.
     3. Representations, Warranties, Etc. of the Company.
     3.1 Affirmation of Certain Representations and Warranties, Etc. The Company hereby affirms to the Purchaser that all of the representations and warranties to, and covenants and agreements of, the Company set forth in Section 3 of Amendment No. 1 (other than (1) the representations, warranties, covenants and agreements set forth in Section 3.5 regarding the Form D, which the Company will not be filing with regard to the transactions contemplated by this Agreement, and regarding the Company’s registration obligations, as to which certain additional shares of Common Stock have previously been registered on the Second Registration Statement, and (2) Section 3.18 of Amendment No. 1) are true and correct, and are hereby made, as if given and made at the date hereof and as if each reference therein, directly or indirectly, to (1) the “Amended Note” (as defined in Amendment No. 1) were a reference to the Note as amended by this Agreement, (2) the “Amendment Transaction Documents” (as defined in Amendment No. 1) included a reference to this Agreement and (3) the “Agreement” (as defined in Amendment No. 1) were a reference to this Agreement; provided, however, that the share numbers in the representations and warranties set forth in Section 3.4 of Amendment No. 1 are as set forth in Schedule 3.1 hereto.

     3.2 Authorization. The Company has full corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement, (ii) authorization of the performance of all obligations of the Company under this Agreement, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the shares of Common Stock that may be issued or delivered upon conversion or redemption of, or in lieu of cash payment of interest on, the Note, as amended hereby, other than approval by the stockholders of the Company of issuance of shares of Common Stock in excess of the number permitted by Rule 4350(i) of Nasdaq to the extent such rule requires such approval. This Agreement, when executed and delivered by the Company, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.
     3.3 Board Resolutions. Contemporaneous with the execution and delivery of this Agreement, the Company delivered to the Purchaser a certificate, dated the date of this Agreement, of the Secretary of the Company certifying (A) that there has been no change in the Articles of Incorporation or By-Laws of the Company from the copies thereof certified to the Purchaser at the closing under Amendment No. 1 and (B) all resolutions of the Board of Directors (and committees thereof) of the Company relating to this Agreement and the transactions contemplated hereby, and such certificate is true, complete and correct.
     3.4 Concerning Registration. Upon the filing by the Company with the SEC of a Current Report on Form 8-K in accordance with Section 6.3, the First Registration Statement and the Second Registration Statement will be available for use by the Purchaser for the resale of the “Underlying Shares” and “Warrant Shares,” as such terms are defined in the Purchase Agreement, covered by such Registration Statements, subject to the terms of the Registration Rights Agreement.
     4. Representations and Warranties of the Purchaser.The Purchaser hereby represents and warrants to the Company that:
     4.1 Authorization. The Purchaser has full corporate power and authority and has taken all requisite action on the part of the Purchaser, its partners, officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) authorization of the performance of all obligations of the Purchaser under this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.
     5. Effect of Amendments and Confirmations.
     5.1 From and after the Effective Time, the rights and obligations of the Company and the Purchaser under the Transaction Documents and all other agreements, documents and instruments contemplated hereby and thereby shall apply with full force and effect to the Note, the Purchase Agreement and the Security Agreement as amended by this Agreement, and the Registration Rights Agreement, as the meaning thereof is confirmed by this Agreement, and each reference to the Note, the Purchase Agreement, the Security Agreement or the Registration Rights Agreement in the Transaction Documents shall be deemed to be a reference to the Note, the Purchase Agreement, the Security Agreement or the Registration Rights Agreement, as the case may be, as amended by or the meaning thereof confirm by this Agreement. From and after the Effective Time, each reference in the Transaction Documents to (1) the Transaction Documents shall be deemed to include a reference to this Agreement and (2) the Other Note shall be deemed a reference to the Other Note as amended by the Other Agreement.
     5.2 Except as expressly amended by this Agreement, the Transaction Documents shall remain in full force and effect in accordance with their respective terms.
     6. Certain Covenants of the Company and the Purchaser.
     6.1 Press Releases. Any press release or other publicity concerning this Agreement or the transactions contemplated by this Agreement shall be submitted to the Purchaser for comment at least two Business Days prior to issuance, unless the release is required to be issued within a shorter period of time by law or pursuant to the rules of the Nasdaq or a national securities exchange or the Purchaser consents to a shorter period. The Company does not currently plan to make any such press release.
     6.2 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the obligations to the Purchaser under this Agreement.
     6.3 Form 8-K. Within one Business Day after the Effective Time, the Company will publicly report the transactions contemplated by this Agreement and the Other Agreement by filing with the SEC a Current Report on Form 8-K under the 1934 Act which report shall describe the material terms and include as exhibits to such report copies of the form of this Agreement and the Other Agreement.
     6.4 Waiver. Effective at the Effective Time, the Purchaser hereby waives its rights (1) under Section 6.2 of the Purchase Agreement to the extent and only to the extent the same would prohibit the amendment of the Other Note under the Other Agreement, (2) under Section 6.3 of the Purchase Agreement to the extent and only to the extent the same would entitle the Purchaser to purchase any amount of the securities to be issued by the Company pursuant to the Other Note as amended by the Other Agreement and (3) under Section 2(c)(8) to the extent and only to the extent the same would prohibit the amendment of the Other Note as provided in the Other Agreement and the share redemption of the Other Note that the Company is making in accordance with the Other Agreement.
     6.5 Manner of Sale of Certain Amendment Underlying Shares.
     (a) The Purchaser agrees not to sell any Amendment Underlying Shares pursuant to the First Registration Statement or the Second Registration Statement unless the Company and the Purchaser agree, based on advice of legal counsel, that such Amendment Underlying Shares may be sold pursuant to the First Registration Statement or the Second Registration Statement in accordance with the 1933 Act and the rules, regulations and practices of the SEC thereunder. The Purchaser acknowledges that if any Amendment Underlying Shares are not covered by an effective registration statement under the 1933 Act, the Purchaser may not transfer such Amendment Underlying Shares prior to the date that is two years after the Issuance Date unless (1) the transferee is an “accredited investor” (as defined in Regulation D under the 1933 Act) in a transaction not involving a public offering or (2) such transfer is otherwise exempt from registration under the 1933 Act. Before any such transfer by the Purchaser prior to the date that is two years after the Issuance Date, unless such Amendment Underlying Shares are sold pursuant to Rule 144 under the 1933 Act, such transferee shall have represented in writing to the Company that such transferee has requested and received from the Company all information relating to the business, properties, operations, condition (financial or other), results of operation or financial prospects of the Company and the Subsidiaries deemed relevant by such transferee; that such transferee has been afforded the opportunity to ask questions of the Company concerning the foregoing and has had the opportunity to obtain and review the reports and other information concerning the Company which at the time of such transfer have been filed by the Company with the SEC pursuant to the 1934 Act and are incorporated by reference in the Company’s prospectus relating to the First Registration Statement and the Second Registration Statement.

     (b) The Purchaser agrees that in the case of any sale by it of Amendment Underlying Shares prior to the date that is two years after the Issuance Date, the Purchaser will require its buyer to agree in writing, expressly for the benefit of the Company, to the requirements of Section 6.5(a) and this Section 6.5(b) as if such buyer were the Purchaser.
     6.6 Prospectus Supplement. The Company shall prepare, and not later than one Business Day after the date of the Effective Time file with the SEC pursuant to Rule 424 under the 1933 Act, a prospectus supplement or amended prospectus for the prospectus forming part of the Registration Statements that includes all information relating to this Agreement and the transactions contemplated hereby that is required to be disclosed in such prospectus and which otherwise updates the selling stockholder information in such prospectus that relates to the Purchaser. To the extent permitted by the 1933 Act and the rules and regulations of the SEC thereunder, the inclusion of such information and such updating may be made by the Company’s filing of a Current Report on Form 8-K that is incorporated by reference in such prospectus.
     6.7 Holding Period. The Company acknowledges that, for purposes of determining the holding period under Rule 144 under the 1933 Act for the Amendment Underlying Shares, the holding period of such Amendment Underlying Shares shall be tacked to the holding period of the Note and, following a transfer of any such Amendment Underlying Shares, if the Purchaser’s transferee is not an “affiliate,” as defined in Rule 144 under the 1933 Act, of the Company, the Purchaser’s holding period of such Amendment Underlying Shares shall be tacked to such transferee’s holding period of such Amendment Underlying Shares. The Company agrees not to take a position contrary thereto unless the SEC or its staff by rule or interpretation changes its rules and interpretations thereof in effect on the date of this Agreement or such rules or interpretations are held invalid or incorrect by a court of competent jurisdiction.
     7. Miscellaneous.
     7.1 Successors and Assigns. The provisions of Section 8.1 of the Purchase Agreement shall be applicable to this Agreement as if this Agreement were the “Agreement” referred to in Section 8.1 of the Purchase Agreement.
     7.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     7.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     7.4 Notices. Any notice required or permitted under this Agreement shall be given as provided in the Purchase Agreement.
     7.5 Expenses. The Company shall pay its own costs and expenses in connection herewith and shall pay or reimburse the Purchaser on demand, at the Effective Time and thereafter from time to time, for the Purchaser’s legal and due diligence expenses incurred in connection herewith. The Company shall pay all fees and expenses of any placement agents or advisers in connection with the transactions contemplated by this Agreement pursuant to a separate agreement, if any, between such parties.
     7.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser; provided, however, that any such amendment or waiver effected in accordance with this paragraph shall be binding upon the Purchaser’s successors in interest and the Company.
     7.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     7.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
     7.9 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.
     7.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.
     7.11 Remedies.
     (a) The Purchaser shall be entitled to specific performance of the Company’s obligations under this Agreement.

     (b) The Company, on the one hand, and the Purchaser, on the other hand, shall indemnify the other and hold it harmless from any loss, cost, expense or fees (including reasonable attorneys’ fees and expenses) arising out of any breach of any of its representations, warranties, covenants or agreements in this Agreement, or arising out of the enforcement of this Section 9.11.
     7.12 Jurisdiction. The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. The parties consent and submit to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York (but with respect to any party hereto, such consent shall not be deemed a general consent to jurisdiction and service for any third parties) by registered mail, return receipt requested, directed to the party being served at its address provided in or pursuant to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. The Company hereby waives any right to a jury trial in connection with any litigation pursuant to this Agreement.
     7.13 Survival. The respective representations, warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement and the documents delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the Effective Time, and shall remain in full force and effect regardless of any investigation made by or on behalf of the Purchaser or any Person controlling or acting on behalf of the Purchaser or by the Company or any Person controlling or acting on behalf of the Company.
     7.14 Construction; Purchaser Status. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. The Purchaser is not acting as part of a “group” (as that term is used in Section 13(d) of the 1934 Act) in negotiating and entering into this Agreement. The Company hereby confirms that it understands and agrees that the Purchaser is not acting as part of any such group.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement by their respective officers or other representatives thereunto duly authorized as of the date first above written.

ZIX CORPORATION
By:	/s/ Ronald A. Woessner
	Name:	Ronald A. Woessner
	Title:	SVP

AMULET LIMITED

By: AMARANTH ADVISORS L.L.C., its Trading Advisor

By:	s/ Karl J. Wachter
	Name:	Karl J. Wachter
	Title:	Authorized Signatory

Amulet Limited
c/o Dundee Leeds Management Services
(Cayman) Ltd.
2nd Floor, Waterfront Centre
28 North Church Street
George Town, Grand Cayman
Grand Cayman Islands
     The Collateral Agent hereby agrees to the provisions of Section 2.3(c) and (d) of the foregoing Agreement. By signing below the Collateral Agent does not otherwise become a party to this Agreement.

LAW OFFICES OF BRIAN W PUSCH, as Collateral Agent
By:	/s/ Brian W. Pusch
Brian W. Pusch

Schedule 3.1
(All data is of December 2, 2005)

Issued Shares:	46,711,343
Reserved for Issuance:	14,112,566

Exhibit A
December 9, 2005
Ms. Susanne Clark
Amulet Limited
One American Lane
Greenwich, Connecticut 06831
     Re: Share Redemption Notice
Dear Ms. Clark:
     Pursuant to Section 2(d)(2) and Section 2(c) of the Convertible Note Due 2005 - 2008 of Zix Corporation, dated November 2, 2004, and issued by Zix Corporation (the “Company”), this Share Redemption Notice is hereby given. The terms of the Share Redemption shall be as follows:
(1)	The principal amount of the Convertible Note to be redeemed is $975,344.

(2)	There is no balance of the principal amount owing to be paid in cash by the Company in accordance with the terms of the Convertible Note.

(3)	The principal installment to which this Share Redemption Notice applies is the installment originally due November 2, 2008 (subsequently changed to December 31, 2005).

(4)	The number of shares of Common Stock issuable by the Company in satisfaction of the Share Redemption Price in respect of the principal amount set forth above is 716,526.

(5)	The Share Redemption Date is December 9, 2005.

(6)	All of the conditions entitling the Company to call the Convertible Note for redemption have been met, except for those conditions expressly not required to be met by that certain Amendment No. 2 between you and the Company dated on or about the date hereof and except that, as previously advised to you, a Maximum Share Amount Deficiency has occurred.

     If you have any questions, please feel free to contact me at (214) 370-2097.
Yours truly,
Brad Almond
Vice President and Chief Financial Officer

Exhibit B
December 9, 2005
Ms. Susanne Clark
Amulet Limited
One American Lane
Greenwich, Connecticut 06831
     Re: Contingent Share Redemption Notice
Dear Ms. Clark:
     Pursuant to Section 2(d)(2) and Section 2(c) of the Convertible Note Due 2005 - 2008 of Zix Corporation, dated November 2, 2004, and issued by Zix Corporation (the “Company”), this Contingent Share Redemption Notice is hereby given. This Contingent Share Redemption Notice is contingent upon you having sold the Common Stock shares issued to you pursuant to the Share Redemption Notice previously delivered by the Company to you, dated of even date herewith. The terms of the Contingent Share Redemption shall be as follows:
(1)	The principal amount of the Convertible Note to be redeemed is $975,343.

(2)	There is no balance of the principal amount owing to be paid in cash by the Company in accordance with the terms of the Convertible Note.

(3)	The principal installment to which this Contingent Share Redemption Notice applies is the installment originally due November 2, 2008 (subsequently changed to December 31, 2005).

(4)	The number of shares of Common Stock issuable by the Company in satisfaction of the Share Redemption Price in respect of the principal amount set forth above is 716,526.

(5)	The Contingent Share Redemption Date is December 9, 2005.

(6)	All of the conditions entitling the Company to call the Convertible Note for redemption have been met, except for those conditions expressly not required to be met by Amendment No. 2 between you and the Company dated on or about the date hereof and except that, as previously advised to you, a Maximum Share Amount Deficiency has occurred.

     If you have any questions, please feel free to contact me at (214) 370-2097.
Yours truly,
Brad Almond
Vice President and Chief Financial Officer